UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 25, 2013

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky  41012-0391
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 25, 2013, Ashland Inc. announced that Lamar M. Chambers, senior vice president and chief financial officer, will retire effective July 1, 2013 after 37 years of service to Ashland.  The Board of Directors has elected J. Kevin Willis to succeed Mr. Chambers as senior vice president and chief financial officer, effective May 3, 2013.

Until his retirement, Mr. Chambers will remain on the management team as senior vice president and will continue to serve on Ashland’s Executive Committee.

Mr. Willis, 47, has been with Ashland since 1987 serving in various management positions.  Since 2011, he has served as Ashland’s vice president of finance and as controller for the Ashland Specialty Ingredients commercial unit.  He also served as Ashland’s vice president of finance and treasurer from 2007 to 2011.

In his new role, Mr. Willis will be responsible for all worldwide financial functions and processes, including financial accounting and reporting, treasury and finance, insurance, business development, planning and analysis, investor relations, tax and internal audit activities.  He also will serve as a member of Ashland’s Executive Committee.

In connection with his new role, Mr. Willis will enter into Ashland’s standard executive change in control agreement, which sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control.  In addition, Mr. Willis is covered by Ashland’s standard severance pay plan that provides benefits in the event of a covered termination in the absence of a change in control.

These changes are discussed in more detail in the news release attached hereto as Exhibit 99.1, which is incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits
99.1	News Release dated March 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

March 26, 2013	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1	News Release dated March 25, 2013.